Exhibit 99.1

NEWS RELEASE

Contact:

Drew Prairie

AMD Public Relations

(512) 602-4425

drew.prairie@amd.com

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Optimizes Cost Structure to Enhance Competitiveness and Accelerate

Growth

– Operational savings of more than $200 million in 2012 designed to accelerate future growth in lower power, emerging markets and the cloud –

SUNNYVALE, Calif. — Nov. 3, 2011 — AMD (NYSE: AMD) today announced a restructuring plan and implementation of operational efficiency initiatives designed to strengthen the company’s competitive positioning. AMD expects that these combined actions will create a more competitive cost structure and rebalance the company’s global workforce skillsets, helping AMD to continue delivering industry-leading products while improving productivity, reducing time-to-market and better aligning with key industry trends that are expected to drive growth.

“Reducing our cost structure and focusing our global workforce on key growth opportunities will strengthen AMD’s competitiveness and allow us to aggressively pursue a balanced set of strategic activities designed to accelerate future growth,” said Rory Read, AMD president and CEO. “The actions we are taking are designed to improve our ability to consistently address the needs of our global customer base and stake leadership positions in lower power, emerging markets and the cloud.”

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AMD expects that the restructuring plan will result in operational savings, primarily in operating expenses, of approximately $10 million in the fourth quarter of 2011 and $118 million in 2012, primarily through a reduction of its global workforce by approximately 10% and the termination of existing contractual commitments. The workforce reduction will occur across all functions globally and is expected to be substantially completed by the end of the first quarter of 2012. Based on anticipated savings from the restructuring plan, AMD expects fourth quarter 2011 operating expenses will be approximately $610 million.

As a result of implementing efficiencies across the company’s operations, AMD expects to save approximately $90 million in 2012 operating expenses in addition to the restructuring plan savings, resulting in more than $200 million of expected combined operational savings in 2012.

The company expects to reinvest a significant portion of the savings to fund initiatives designed to accelerate AMD’s strategies for lower power, emerging markets, and the cloud.

The company’s actions pursuant to the restructuring plan will take place primarily during fourth quarter of 2011, with some restructuring plan activities extending into 2012. The company currently estimates that it will record restructuring expense in the fourth quarter of 2011 and in 2012 of approximately $101 million and $4 million, respectively. Of the total restructuring expense, approximately $56 million will be future cash expenditures in 2011, $33 million will be future cash expenditures in 2012 and $15 million will be future cash expenditures in 2013.

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Fusion Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on driving industry-leading cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

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Cautionary Statement

This release contains forward-looking statements concerning AMD’s restructuring plan and operational efficiency initiatives; the timing of these actions; anticipated restructuring charges, cash expenditures and operational savings as well as improved productivity and time-to-market as a result of the implementation of these actions; future strategic initiatives and growth opportunities; and fourth quarter of 2011 operating expenses, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; GLOBALFOUNDRIES will be unable to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its commitment with respect to GLOBALFOUNDRIES’ microprocessor manufacturing facilities; the company will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way; global business and economic conditions will not continue to improve or will worsen resulting in lower than currently expected demand; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; customers stop buying the company’s products or materially reduce their demand for its products; the company will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; and the company will be unable to maintain the level of investment in research and development that is required to remain competitive. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended July 2, 2011.

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